DATED 5th November , 2007

Between

CRYPTOLOGIC (ASIA PACIFIC) PTE. LTD.

And

THE PERSONS LISTED IN SCHEDULE 2

And

MIKOISHI (ASIA PACIFIC) PTE LTD

SHAREHOLDERS' AGREEMENT

STAMFORD LAW
CORPORATION

9 Raffles Place
#32-00 Republic Plaza
Singapore 048619
Tel: (65) 6389 3000
Fax: (65) 6389 3099http://www.stamfordlaw.com.sg/
www.stamfordlaw.com.sg

TABLE OF CONTENTS

Clause Nos		Page
1.	INTERPRETATION	3
2.	BUSINESS OF THE COMPANY	7
3.	ACCOUNTS, BUDGETS AND INFORMATION	8
4.	INVESTMENT BY CRYPTOLOGIC	9
5.	THE CONVERTIBLE LOAN	13
6.	THE CONVERTIBLE LOAN CONVERSION RIGHTS	15
7.	CONVERTIBLE LOAN EVENTS OF DEFAULT	16
8.	MATTERS REQUIRING CONSENT OF THE SHAREHOLDERS	18
9.	TRANSFER OF SHARES	21
10.	SHARE TRANSFER EVENTS OF DEFAULT	23
11.	COMPLETION OF SHARE PURCHASE	24
12.	FAIR VALUE	25
13.	ISSUE OF FURTHER SHARES	26
14.	DIRECTORSHIPS	26
15.	MEETINGS OF DIRECTORS AND SHAREHOLDERS	28
16.	RESTRICTIONS	30
17.	PREFERENCE A SHARES	31
18.	SERVICE AND EMPLOYMENT CONTRACTS	31
19.	WARRANTIES AND REPRESENTATIONS	32
20.	DRAG-ALONG AND TAG-ALONG RIGHTS	34
21.	SHOTGUN	35
22.	DURATION AND TERMINATION	36
23.	STATUS OF THIS AGREEMENT AND THE PARTIES OBLIGATIONS	37
24.	NO PARTNERSHIP	38
25.	CONFIDENTIALITY	38
26.	NOTICES	41
27.	SERVERANCE	41
28.	COSTS AND EXPENSES	42
29.	CONTINUING EFFECTS OF THIS AGREEMENT	42
30.	COUNTERPARTS	42
31.	AMENDMENTS	42
32.	COMPANY'S RIGHTS	43
33.	WAIVER	43
34.	ARBITRATION	43
35	GOVERNING LAW AND JURISDICTION	43
SCHEDULE 1		44
SCHEDULE 2		46
SCHEDULE 3		48
SCHEDULE 4		49
SCHEDULE 5		50
SCHEDULE 6		51

THIS AGREEMENT is dated 5th November 2007

PARTIES

1. **CRYPTOLOGIC (ASIA PACIFIC) PTE. LTD. (Company Registration Number: 200618593H),** a company incorporated under the laws of the Republic of Singapore and having its registered office at Level 27, Prudential Tower, 30 Cecil Street, Singapore 049712, **("Cryptologic").**

2. **THE PERSONS LISTED IN SCHEDULE 2 ("Existing Shareholders").**

3. **MIKOISHI (ASIA PACIFIC) PTE LTD (Company Registration Number: 200107261M),** a company incorporated under the laws of Singapore and having its registered office at 11E Mount Sophia, #01-28, Singapore 228469 (the **"Company")**

BACKGROUND

(A) The Company is a private company limited by shares incorporated under the laws of Singapore and has at the date of this Agreement an issued share capital of 729,934 ordinary shares which are fully paid up and are held by the Existing Shareholders in the proportion as specified against their respective names in column 2 of Schedule 2.

(B) A shareholders agreement dated 29 September 2006 was made between the Existing Shareholders and the Company.

(C) Cryptologic wishes to invest into the Company for an initial equity interest of up to 27% of the entire enlarged issued share capital on a Deemed Converted and Fully Diluted Basis with the option to increase its equity interest subject to agreed milestones achievement as set out in this Agreement.

(D) The Shareholders have agreed to enter into this Agreement for the purpose of regulating the affairs of the Company and their relationship as shareholders of the Company and that the shareholders agreement dated 29 September 2006 is to be terminated and replaced by the terms of this Agreement.

AGREED TERMS

1. INTERPRETATION

1.1 The definitions and rules of interpretation in this clause apply in this Agreement, unless the context otherwise requires:-

"Act"	means the Companies Act, Chapter 50 of Singapore.
"**Accounting Period**"	means such year or other period by reference to which annual statutory profit and loss account balance sheet of the Company or any of its subsidiaries shall be prepared.

"Affiliates"	means any entity controlling, controlled by or under common control with a party to this Agreement. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or exercise a controlling influence over the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
"Agreement"	means this Agreement together with the Schedules hereto, as well as all amendments, additions and variations to such documents as agreed to between the parties.
"Articles"	manes the Articles of Association for the time being of the Company.
"Auditor"	means the auditors of the Company appointed pursuant to section 3.7 herein.
"Board"	means the board of Directors of the Company.
"Business"	means the business of the Company as described in clause 2.1 and such other business as the Shareholders may agree.
"Business Day"	means a day (other than a Saturday or Sunday or public holiday) when banks in Singapore are open for business.
"Conversion Date"	means the day the service of the Conversion Notice is received by the Company.
"Conversion Notice"	means the notice of conversion given pursuant to Clause 6.2 in the form set out in Schedule 5.
"Conversion Right"	means the right of Cryptologic to convert the Convertible Loan into Shares as provided in Clause 6.1.
"Convertible Loan"	means any loan made by CryptoLogic to the Company pursuant to the provisions hereof.
"Deed of Adherence"	means a deed in the form set out in Schedule 1 or a deed in such other form as the Shareholders may agree.

"Deemed Converted and Fully Diluted Basis"	with respect to the share capital of the Company at any time, means the issued Share capital of the Company on the assumption that: (a) all issued shares of the capital of the Company (other than Shares) which are convertible into Shares have been converted into Shares; (b) all outstanding instruments (other than Shares) convertible into rights to subscribe for and options in respect of Shares have been exercised or converted into Shares; and (c) all vested options issued pursuant to the ESOP have been exercised by the holders of such options.
"Directors"	means the directors for the time being of the Company and "**Director**" refers to any of them.
"EBITDA"	means earnings before interest, taxes, depreciation and amortization.
"Encumbrance"	means any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, assignment by way of security, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"ESOP"	means an employee share option plan implemented by the Company in relation to 120,000 ordinary Shares in the Company to be issued to such employees as determined by the Board and management and on such terms and conditions as have been approved by the Existing Shareholders.
"Event of Default"	means any circumstance described as such in Clause 7 of this Agreement for the purposes of the Convertible Loan.
"Founder Shareholders"	means Alex Goatcher and Amy Chang Chee Chin.
"Group" or **"Group Companies"**	means the Company and its subsidiaries, any related companies.
"Intellectual Property Rights"	means patents, rights to inventions, utility models, copyright, trademarks, service marks, trade, business and domain names, rights in goodwill, unfair competition rights, rights in design, rights in computer software, database

	rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.
"issued share capital of the Company" or **"issued and outstanding share capital of the Company"**	means ordinary shares in the capital of the Company, preference shares in the capital of the Company and any other shares created from time to time in the capital of the Company.
"Loan"	means the four (4) year term loan granted by Standard Chartered Bank Limited in connection with the Blunt Force Trauma Project which is secured by the MDA Loan Guarantee Refer to Schedule 3 for details.
"MDA Loan Guarantee"	means the guarantee given by/ to be given by the Media Development Authority in connection with the Loan. Refer to Schedule 3 for details.
"Preference A Shares"	means the preference shares of the Company as described in clause 17 below.
"S$"	means the lawful currency of Singapore.
"Shares"	means ordinary shares in the capital of the Company, Preference A Shares in the capital stock of the Company and any other shares created from time to time in the capital stock of the Company.
"Shareholder"	means Cryptologic or any of the Existing Shareholders as the context requires, and **"Shareholders"** means all of them together with any other shareholder for the time being of the Company (including Cryptologic).
"Shareholder Percentages"	in relation to any Shareholder, means the percentage of all Shares legally and/or beneficially owned by that Shareholder for the time being in the issued share capital of the

Company, on a Deemed Converted and Fully Diluted Basis.

"US$" means the lawful currency of the United States of America.

1.2 Clause and schedule headings do not affect the interpretation of this agreement.

1.3 A **person** includes a corporate or unincorporated body.

1.4 A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment, and includes any subordinate legislation for the time being in force made under it.

1.5 **Writing** or **written** includes faxes and electronic mail.

1.6 Documents in **agreed form** are documents in the form agreed by the parties and initialled by them for identification.

1.7 Words in the singular include the plural and in the plural include the singular.

1.8 Words denoting any gender shall include all genders.

2. BUSINESS OF THE COMPANY

2.1 The primary object of the Company is to carry on the business of (i) developing entertainment and lifestyle products for use on mobile phone networks and other platforms (including but not limited to handheld consoles, personal computers and consoles) ; (ii) marketing, deployment and operating such products for consumer use; and (iii) any business or activities which may be consistent therewith or incidental thereto.

2.2 The Existing Shareholders shall procure (so far as is possible in the exercise of their rights and powers) that the Company proceeds with the Business in all respects and continues to pursue the same with reasonable despatch. The Existing Shareholders shall procure (so far as is possible in the exercise of their rights and powers) that the Business is conducted to the best interests of the Company on sound commercial profit-making principles so as to generate the maximum achievable profits available for distribution. The Existing Shareholders (so far as is possible in the exercise of their rights and powers) and the Company shall not enter into any transaction, arrangement, agreement or other activity which is illegal, immoral or contrary to public policy or is in violation of any laws of any jurisdiction.

2.3 Any dealings with any of the Company's subsidiaries and/or the Existing Shareholders (so far as is possible in the exercise of their rights and powers) or any associates of such persons in relation to the supply of goods or services shall be on normal arm's length terms negotiated between the relevant parties and no such person shall claim or be entitled to any preferential treatment in relation thereto by reason of the relationship of such persons under this Agreement or any shareholding in connection with the Company.

2.4 The Existing Shareholders shall, for as long as they hold Shares in the capital of the Company, procure (so far as is possible in the exercise of their rights and powers) that the business of the Company is carried on in accordance with the documents prescribing its constitution as adopted by the Company for the time being and this Agreement.

2.5 The Shareholders will not infringe and will at all times on a best endeavour basis protect the Intellectual Property Rights of the Company.

2.6 The Company undertakes that it shall:

2.6.1 not directly compete with Cryptologic in any of the business carried on by Cryptologic or establish by itself or in association with any other party in a competitive or related business to CryptoLogic Inc., WagerLogic Limited or CryptoLogic during the term of this Agreement and for a period of three years thereafter without the prior written consent of CryptoLogic. Notwithstanding the forgoing, it is expressly agreed that the restrictions on the Company under this subclause shall not apply to the Business that the Company is presently undertaking;

2.6.2 not infringe in any way the Intellectual Property Rights of Cryptologic; and

2.6.3 not enter into any agreement, arrangement or other business relationship with any direct competitor or CryptoLogic Inc., WagerLogic Limited or CryptoLogic.

2.7 All Shares, whenever issued, are subject to the terms of this Agreement, and all share certificates of the Company shall have the following legend typed or otherwise endorsed upon them:

> "The shares represented by this certificate are subject to the provisions of a shareholder agreement made the 5th day of November, 2007, among the Shareholders of the Company, and shall not be transferred, encumbered or dealt with in any way except in accordance with that Agreement."

3. ACCOUNTS, BUDGETS AND INFORMATION

3.1 The Shareholders may at their absolute discretion each use any rights available to them to procure that the Company shall:

3.1.1 keep proper such books of account and other business records in accordance with such procedures and parameters as prescribed by Cryptologic and which may be consistent with the financial obligations imposed upon Cryptologic and any of its Affiliates, by virtue of them being listed on any recognised stock exchange; and

3.1.2 carry on and conduct its business and affairs in a proper and efficient manner in accordance with all applicable legal requirements and with the provisions of its constitutional documents and this Agreement.

3.2 The financial statements of the Company and its subsidiaries shall be prepared in

accordance with the accounting standards and generally accepted accounting principles consistently applied in such jurisdiction of the Company or its subsidiaries.

3.3 In respect of each Accounting Period, the Board shall procure that the management of the Company shall prior to the commencement of such Accounting Period prepare a detailed budget and business plan for the Company for approval by the Board and adoption by the Company.

3.4 The annual budget of the Company and any amendmnents thereto shall be approved by the Board. The Company shall not, without the prior approval of the Board, incur any expense above S$100,000, whether in a single transaction or a series of related transactions, which is not provided for in the annual budget approved by the Board.

3.5 The Company may adopt budgets for specific projects save that no such budget shall be adopted or put into effect unless it shall first have been approved by the Board. Any budget or business plan which has been adopted or deemed adopted pursuant to this clause may from time to time be updated or adjusted as the Board shall think fit.

3.6 The Shareholders shall be kept in close touch with the Business and shall be furnished to such extent and in such form and detail as they may from time to time reasonably require with particulars of any matters concerned with and arising out of the Business, provided such information or documents are available and, in particular but without prejudice to the generality of the foregoing, they shall be furnished with, provided such information and documents are available, including but not limited to:

3.6.1 a business plan for the operation of the Business, showing details including but not limited to profit forecast, projected trading and cash flow figures, manning levels and all material proposed acquisitions, disposals and other commitments for that Accounting Period in respect of the Company and its subsidiaries for each Accounting Period and so that such shall be submitted to the Board for approval;

3.6.2 copies of the audited financial statements of the Company and its subsidiaries and any consolidated audited financial statements of the Group in respect of each Accounting Period forthwith on the same becoming available and in any event not later than the expiration of three (3) months from the date of each such Accounting Period;

3.6.3 copies of unaudited financial statements of the Company and its subsidiaries and any unaudited consolidated financial statements of the Group on a quarterly basis no later than forty five (45) days from the end of the subject quarter.

3.6.4 the budget of the Company and its subsidiaries; and

3.6.5 copies of monthly management accounts consisting of profit and loss statement and balance sheet of the Company.

3.7 The Auditor shall be nominated by Cryptologic and the Shareholders shall procure their respective nominated Directors to appoint the Auditor as nominated by Cryptologic in its discretion.

4. INVESTMENT BY CRYPTOLOGIC

4.1 Cryptologic shall invest in the Company an initial sum of up to US$8,500,000 (the "Cryptologic Investment") payable to the Company in accordance with, and subject to the terms of this Agreement, including but without limitation, achievement of the performance milestones as set out in Schedule 4. The Cryptologic Investment shall be made as follows:

4.1.1 The US$8,500,000 investment shall be advanced in the following tranches:

(a) a US$4,000,000 investment to be made upon signing of this Agreement ("**1st Investment**");

(b) an investment of US$4,500,000 shall be made in tranches as provided for in Schedule 4 hereto, at the times contemplated in Schedule 4 and subject in each case, to the Company meeting the performance milestones set forth in Schedule 4 (each such tranche being hereafter referred to as a "**Future Advance**"). If the Company does not achieve any milestone set forth in Schedule 4 hereto, then subject to this Agreement, Cryptologic may in its sole discretion choose either to: i) make the Future Advance as contemplated in Schedule 4 notwithstanding the failure to satisfy the milestones associated therewith, ii) choose not to make the subject Future Advance or iii) choose to make the subject Future Advance at a later date of CryptoLogic's choosing.

4.1.2 The currency conversion rate between the Singapore Dollar and the US Dollar for the purpose of Cryptologic's Investment pursuant to Clause 4.1 is S$1.53 is to US$1.00.

4.1.3 Cryptologic shall be entitled to invest such further sums into the Company in consideration for Preference A Shares in accordance with clause 4.9 to 4.11 inclusive below.

4.2 In consideration for the making of the 1st Investment, the Company shall issue to CryptoLogic, subject to clause 4.7, new Preference A Shares which shall represent twelve point seven (12.7%) percent of the entire enlarged issued share capital of the Company on a Deemed Converted and Fully Diluted Basis.

4.3 In consideration for the making of any Future Advance, and subject to the provisions of clause 4.4 and 4.5 hereof, the Company shall issue to CryptoLogic such number of new Preference A Shares as represents such percentage of the entire enlarged issued share capital of the Company on a Deemed Converted and Fully Diluted Basis as is derived by applying the following formula:

$$\frac{\text{Amount of Future Advance}}{\text{US\$31,500,000}} \times 100$$

4.4 Save as otherwise provided in Clause 4.5 below, upon Cryptologic becoming a shareholder of such number of Preference A Shares so as to represent 19.9% of the entire enlarged issued share capital if the Company on a Deemed Converted and Fully Diluted Basis, all further Future Advances shall be made by way of Convertible Loan(s). The Convertible Loan(s) shall be made in accordance with clause 5 and shall be convertible in accordance with the provisions of clause 6 hereof.

4.5 Notwithstanding the forgoing, in the event that the Company, at any time following the execution of this Agreement, achieves three consecutive quarters of positive EBITDA (as certified by the Auditor) then:

4.5.1 any Future Advance to be made thereafter shall be made as an equity investments pursuant to the provisions of clause 4.3 above and not as a Convertible Loan; and

4.5.2 all outstanding Convertible Loans which had been advanced to the Company pursuant to clause 4.4 above, prior to the achievement of three consecutive quarters of positive EBITDA, shall be converted into such number of new Preference A Shares as represents such percentage of the entire enlarged issued share capital of the Company on a Deemed Converted and Fully Diluted Basis in accordance with clause 6 below.

4.6 The Shareholders procure that they shall do all things necessary including but without limitation to amending the articles of association of the Company, to allow the Company to capitalise any Convertible Loan into Preference A Shares in accordance with the terms and conditions of this Agreement.

4.7 In the event the Company is required to issue further shares to CryptoLogic in accordance with Clause 4.1 and Clause 4.9 of this Agreement, the other Shareholders of the Company agree to waive all their rights to pre-emption on issue of such further Shares in the Company to Cryptologic, whether such rights are existing in the memorandum and articles of association or by-laws or other constating documents of the Company or this Agreement.

4.8 The Company procure that they shall do all such things and acts and take all steps as necessary to ensure that save for the Loan and/or the MDA Loan Guarantee, the repayment of any and all other amounts owed to the Existing Shareholders or to third parties by the Company ("**Subordinated Debt**") shall be subordinated to any amounts due to Cryptologic by the Company and that the Company shall not save for the Loan and/or the MDA Loan Guarantee, repay any Subordinate Debt prior to Cryptologic being repaid all amounts of the Convertible Loan from CryptoLogic to the Company, whether by way of debt or equity, unless CryptoLogic agrees in writing in advance to the subordination of any amounts due to it.

4.9. **Further Investment by CryptoLogic**

4.9.1 Upon Crytpologic having made all Future Advances as contemplated herein, Cryptologic shall be entitled to make further equity investments into the Company (the "Additional Investments") as contemplated in this Clause, and in consideration for such Additional Investments, the Company shall issue such further Preference A Shares to CryptoLogic upon and subject to the further terms and conditions of this

Clause.

4.9.2 Subject to the terms and conditions of this Clause, Cryptologic shall provide to the Company a written notice, setting out its intention to make an Additional Investment (an "**Additional Investment Notice**"), which Additional Investment Notice shall set forth the amount of the Additional Investment to be made by CryptoLogic. Once the Additional Investment Notice has been given, the issuance of shares related to the Additional Investment shall be completed in accordance with clause 11 hereof, and shall be completed within fifteen (15) days of the date that the Fair Value of the subject Shares is determined pursuant to the provisions hereof. In the event that Cryptologic does not issue any Additional Investment Notice within 45 days from the First Entitlement Date or the Second Entitlement Date, as the case may be, or does not complete the Additional Investment within the time period provided for same hereinafter, the right of Cryptologic to the further investment as contemplated in this Clause shall be extinguished immediately.

4.9.3 On the date which is twelve (12) months following the date Cryptologic completes the entire CryptoLogic Investment ('First Entitlement Date'), Cryptologic shall be entitled, to purchase from the Company such number of new Preference A Shares as shall, when added to the number of Shares then held by Cryptologic, represent 35% of the entire enlarged issued share capital of the Company on a Deemed Converted and Fully Diluted Basis ("Purchase Option 1");

4.9.4 Provided that Purchase Option 1 has been exercised and completed in accordance with the provisions hereof, on the date which is twelve (12) months following the First Entitlement Date ("Second Entitlement Date") Cryptologic shall be entitled to purchase from the Company such number of new Preference A Shares as shall, when added to the number of Shares then held by CryptoLogic, represent 45% of the entire enlarged issued share capital of the Company on a Deemed Converted and Fully Diluted Basis ("Purchase Option 2");

4.9.5 If CryptoLogic has not exercised Purchase Option 1, Cryptologic shall have the option, at Second Entitlement Date, to purchase from the Company such number of new Preference A Shares as shall, when added to the number of Shares then held by Cryptologic, represent 45% of the entire enlarged issued share capital of the Company on a Deemed Converted and Fully Diluted ("Purchase Option 3");

4.9.6 In the event that CryptoLogic intends to acquire such number of Shares in the Company as represent an aggregate shareholding interest in excess of 45% of the entire enlarged share capital on a Deemed Converted and Fully Diluted Basis (the "Purchase Obligation Threshold") it shall be required to make an offer to the other Shareholders to purchase all the issued and outstanding Shares in the Company held by the other Shareholders (the "Purchase Obligation"), which offer shall be delivered in writing to the Shareholders and which written offer shall contain the purchase price being offered for the Shares which shall be mutually agreed to. If the purchase price is not mutually agreed, then the purchase price shall be the Fair Value of the Shares being purchased. If Shareholders holding at least 60% of the total issued share capital on a Deemed Converted and Fully Diluted Basis (but excluding Cryptologic) accept the offer by Cryptologic, then all the Shareholders (other than CryptoLogic) (the "Remaining Shareholders") shall be deemed to have agreed to sell all of their Shares and CryptoLogic shall purchase such Shares at the

aforesaid purchase price. Clause 11 shall apply to the completion of the transfer, mutatis mutandis (including Transfer Notice in clause 11 being replaced for the offer referred to under this subclause) For the avoidance of doubt, if Shareholders holding less than 60% of the total issued share capital on a Deemed Converted and Fully Diluted Basis (but excluding Crytologic) accept the Cryptologic's offer, then Cryptologic is deemed to have withdrawn the offer to purchase to all Shareholders and shall not proceed with the said purchase. Notwithstanding the forgoing, it is expressly agreed that this Paragraph 4.9.6 shall not come into effect solely as a result of transactions which occur pursuant to Paragraph 4.10 hereof.

4.9.7 The subscription price for any shares to be issued to CryptoLogic pursuant to the exercise of Purchase Option #1, Purchase Option #2 or,Purchase Option #3 shall be the Fair Value thereof, determined pursuant to clause 12 of this Agreement.

4.10 Prior to the exercise of any of Purchase Option #1, Purchase Option #2 or Purchase Option #3 as the case may be, the Board shall be entitled to review the financial position of the Company and if it reasonably considers that some or all of the additional capital invested in the Company by Cryptologic to be in excess of what the Company will require to meet its business requirements (the "Excess Capital"), the Board may recommend either that i) a dividend in the amount of such Excess Capital be paid to all the Shareholders in accordance with the articles of association and memorandum of incorporation of the Company, and/or (ii) an offer (on a pro rata basis, having regard to the number of Shares held by each such Shareholder) to buy back for cancellation some or all of the Shares held by the Shareholders(other than CryptoLogic) for the Fair Value thereof, calculated in accordance with Clause 12 hereof and/or (iii) effect a reduction of its capital (on a pro rata basis, having regard to the number of Shares held by each such Shareholder) equivalent to the Excess Capital to the Shareholders (other than Cryptologic). CryptoLogic must consent to either of these recommendations prior to the Company executing on same, and failing such consent, the Company shall not execute on either recommendation.

5. THE CONVERTIBLE LOAN

5.1 The Convertible Loan shall be paid to the Company in accordance with clause 4 above and the milestones as set out in Schedule 4.

5.2 Any advance of the Convertible Loan shall be made to the Company at the discretion of Cryptologic and in accordance with clause 4 and Schedule 4, provided always that:

5.2.1 Cryptologic receives from the Company satisfactory evidence that the Company has achieved the aggregate revenue targets associated with the fiscal quarter immediately prior to the date of the advance of the Convertible Loan and that Cryptologic is satisfied with such information;

5.2.3 no Event of Default has occurred and is continuing or would result from the advance of the Convertible Loan and the representations and warranties set out in Clause 19 below are true and accurate in all material respects as if given on the day of making the Convertible Loan and by reference to the facts then existing and would not become inaccurate nor untrue in any material respects as a result of making the Convertible Loan.

Purpose of Convertible Loan

5.3 The Convertible Loans are intended for establishment of the working capital requirements of the Company and all other subsidiaries of the Company, including any contributions of capital to be made in respect of any of the Company's subsidiaries and to allow the Company and its subsidiaries to pursue the actions and initiatives associated with the Business.

Repayment

5.6 The Convertible Loan shall not accrue any interest and shall be repayable on demand by CryptoLogic ("Repayment Date") within 30 days after the Company has received such a written demand from CryptoLogic. CryptoLogic shall only make demand for repayment of the Convertible Loans if:

5.6.1 CryptoLogic is no longer a shareholder of the Company; or

5.6.2 an Event of Default has occurred in respect of the Company.

Prepayments

5.7 The Company may not prepay any part of the Convertible Loans, without the prior written consent of Cryptologic.

Payments

5.9 All payments to be made by the Company to Cryptologic under this Agreement shall be made in Singapore Dollars no later that 3 p.m. on the relevant day to such account as Cryptologic may notify the Company from time to time.

5.10 Any payments under this Agreement shall be made in free and clear of and without any deduction for or on account of any tax, set off or counterclaim.

5.11 Cryptologic may advance to the Company such further amounts, subject to the terms and conditions of this Agreement, as may be mutually agreed by the Shareholders.

6. THE CONVERTIBLE LOAN CONVERSION RIGHTS

6.1 Save as otherwise stipulated in Clause 4.5 above, Cryptologic shall have the right at its sole option, to convert any outstanding amount of the Convertible Loan in whole or in part into fully paid Preference A Shares in accordance with the provisions of this clause.

6.2 The Conversion Right shall be exercisable by Cryptologic, by completing and serving a Conversion Notice in respect of the amount of the Convertible Loan to be converted and delivering the same to the Company, subject to any applicable fiscal or other laws or regulations.

6.3 The number of Preference A Shares that shall be issued to CryptoLogic upon the conversion of any portion of a Convertible Loan, shall be such number as represents, on a Deemed and Fully Diluted Basis and having regard to the issuance of the subject Preference A Shares, the percentage of the total number of issued and outstanding shares of the company derived by applying the following formula:

$$\frac{\text{Amount of Convertible Loan being converted}}{\text{US\$31,500,000}} \times 100\%$$

6.4 Within sixty (60) Business Days of the date of Conversion Notice, the Company shall deliver to Cryptologic audited consolidated financial statements of the Company for the twelve (12) month period immediately prior to the date of the Conversion Notice ("Audited Statements"). The Audited Statements shall be prepared by the Auditor and prepared in accordance with the accounting standards and generally accepted accounting principles consistently applied in Singapore. In the event Cryptologic reporting requirements, require UK generally accepted accounting principals to be used, then the Company shall use its best efforts to cooperate with Cryptologic to meet such requirements.

6.5 Cryptologic shall, subject to clause 4.5, have the right to exercise the Conversion Right at any time.

6.6 The Company shall be responsible for the payment of all taxes and stamp, issue and registration duties (if any) arising on conversion and for the avoidance of doubt, all taxes, duties, fees and other expenses (if any) payable in respect of the allotment and issue, of the Preference A Shares to be issued on such conversion shall be borne by the Company, except that Cryptologic shall bear its own costs to the extent that such are incurred by reason only of the special circumstances of Cryptologic.

6.7 The Company shall allot and issue to Cryptologic the Preference A Shares arising on conversion for the account of Cryptologic credited as fully paid up and deliver or procure to be delivered to Cryptologic share certificates for the Preference A Shares within 14 Business Days after, and with effect from, the Conversion Date.

7. CONVERTIBLE LOAN EVENTS OF DEFAULT

7.1 Each of the following events shall be an Event of Default for the purposes of Clause 5 above:

7.1.1 The Company fails to pay the full amount of a Convertible Loan accordance with Clause 5 above;

7.1.2 there is a material breach of any obligations and/or any terms in this Agreement, and in the case of any breach of an obligation or term of this Agreement which is capable of remedy, it is not remedied within 60 days of such breach;

7.1.3 the Company :

(a) is unable to pay all or any part of its debts without reasonable cause or ceases or

threatens to cease to carry on its business or takes proceedings or other steps with a view to deferring its indebtedness or any part of its indebtedness which it will otherwise be unable to pay when due;

(b) makes a general assignment or an arrangement or composition with or for the benefit of its creditors generally;

(c) becomes insolvent or is unable or legally deemed unable to pay its debts or admits in writing its inability to pay its debts as and when they fall due; or

(d) has a distress or execution or other legal process levied or enforced upon or sued out against any material part of the Company's business, property or assets and such distress, execution or legal process is not terminated or discharged within sixty (60) days;

7.1.4 an encumbrancer takes possession of, or a receiver or administrator or other similar officer is appointed over the whole or any part of the property or assets of the Company;

7.1.5 except for the purpose of a solvent reconstruction or amalgamation on terms and conditions which shall have first been approved by the Shareholders:

(a) a petition is presented or other proceedings initiated for its winding-up, or administration of the Company which is not discharged for a period of thirty (30) days; or

(b) a court order is made for the winding up, bankruptcy, or administration of the Company;

7.1.6 any other indebtedness in respect of borrowed money of the Company save for the Loan and/or the MDA Loan Guarantee:

(a) is not paid when due or within any applicable grace period in any agreement relating to that indebtedness without reasonable cause; or

(b) becomes (or becomes capable of being rendered) due and payable before its normal maturity by reason of a default or event of default. ;

7.1.7 any creditor of the Company becomes entitled to declare any indebtedness of the Company due and payable prior to its specified maturity as a result of an event of default (or other event equivalent to an event of default);

7.1.8 the present or future security constituted by any mortgage or charge upon the whole or any part of the undertaking or assets of the Company shall become enforceable and/or steps are taken to enforce the same;

7.1.9 a moratorium is agreed or declared in respect of any indebtedness of the Company or where any government authority or agency condemns, seizes, compulsorily purchases or expropriates all or a substantial part of the assets of the Company;

7.1.10 it is or will become unlawful for the Company to perform or comply with any one or more of its material obligations under this Agreement;

7.1.11 any litigation or arbitration proceeding (whether criminal or civil) is instituted against the Company which would have a material adverse effect on its financial condition;

7.1.12 the termination of the operation of the Company for whatever reason; and

7.1.13 any event occurs in relation to the Company which, under the laws of any applicable jurisdiction, has an effect analogous or equivalent to any of the events referred to in this Clause 7.1.

7.2 Upon the occurrence of an Event of Default and at any time thereafter whilst it is continuing, whether or not notice shall have been given to the Company of the occurrence of such event of default, the Convertible Loan shall become due and payable immediately on demand.

7.3 Upon the occurrence of an Event of Default interest at a rate 2% above the lending rate (defined to be 1 month SIBOR) of DBS Bank Ltd from time to time ("Default Interest") shall be payable by the Company on any sum which remains outstanding or unpaid immediately after the Repayment Date. Such Default Interest shall accrue on a day to day basis until such time the unpaid or outstanding sum, together with any such Default Interest paid in full to Cryptologic.

7A. RAISING OF CAPITAL

7A.1 Notwithstanding anything herein contained, it is expressly agreed by the parties that, in the event that CryptoLogic fails to make any Future Advance or fails to exercise Purchase Option 1, Purchase Option 2 or Purchase Option 3 as and when possible in accordance with the provisions of this Agreement, or as the Board may otherwise determine, the Board shall be entitled to procure such third party capital investments, in the form of issuances of ordinary shares, as may be necessary for the continued operation and growth of the Company.

7A.2 In the event that the Board proposes that such third party capital raising be completed by way of the issue of new ordinary shares, and provided that, in the reasonable opinion of CryptoLogic, the capital being invested in the Company is no less than the Fair Value of the shares being issued in consideration therefor, and provided further that, prior to seeking such capital from a third party, the Company has offered to the Shareholders the right to invest the said capital pursuant to the provisions of Clause 13 hereof, CryptoLogic agrees to consent to the issuance of such new ordinary shares.

8. MATTERS REQUIRING CONSENT OF THE SHAREHOLDERS

Save and except as otherwise provided in this Agreement, the Company shall not, and the Shareholders shall, for as long as they hold Shares in the capital of the Company, procure (so far as is possible in the exercise of their rights and powers) that the Company shall not, engage in any of the following without the prior written consent of

CryptoLogic. Furthermore, the Company shall not engage in activities specified in sections 8.1 – 8.8, 8.11-8.16 and 8.19 – 8.25 inclusive, without also obtaining the prior written consent of the Shareholders holding 60% or more of the total issued share capital of the Company on a Deemed Converted and Fully Diluted Basis (including CryptoLogic):

8.1 cease to be a private company or change the nature of its business from the type of business conducted on or prior to the date of this agreement; or

8.2 amend its articles of association or the objects contained in its memorandum of association or any other document which contains the constitution of the Company; or

8.3 change the name of the Company; or

8.4 sell, transfer, lease, assign or otherwise dispose of the whole or any part of its undertaking, property, assets or any subsidiary, or any interest therein or contract to do so whether or not for valuable consideration; or

8.5 create or issue any new shares, create or issue a new class of shares, alter any rights attaching to any class of share in the capital of the Company or consolidate, subdivide any of the Company's share capital or create any option or right to acquire any shares in the capital of the Company, including without limitation, pursuant to Article 13 hereof; or

8.6 conduct its business otherwise than in the ordinary course of business on an arms-length basis; or

8.7 appoint a committee of the Directors of a local board or delegate any of the powers of the Directors to a committee or local board; or

8.8 merge or amalgamate with any other company or undertaking, or acquire directly or indirectly any interest in any shares or other security convertible into shares of any other company, or form or acquire any subsidiary; or

8.9 purchase, lease or otherwise acquire assets or any interests therein which exceed the amount provided for in the Company's agreed budget from time to time; or

8.10 enter into any contract, transaction or arrangement of an amount exceeding that provided for in the Company's agreed budget from time to time without full and complete disclosure to the Shareholders and with the express written consent of all the Shareholders; or

8.11 effect any increase, reduction, sub-division, cancellation, purchase or redemption of the capital or any allotment or issue of shares of the Company; including without limitation, pursuant to Clause 13 hereof or

8.12 Save for the Loan and/or the MDA Loan Guarantee borrow any money in excess of any limits agreed between the Shareholders, or create any mortgage, charge, debenture, pledge, lien or other encumbrances over the undertaking or assets of the Company, or factor, assign, discount or otherwise dispose of any book debts or other debts of the Company; or

8.13 Save for the Loan and/or the MDA Loan Guarantee give any guarantee, make any payment or incur any obligation or act as surety otherwise than in connection with the Company's ordinary business for the time being; or

8.14 lend or agree to lend, grant any credit or make any advance to any person otherwise than in the ordinary course of the business of the Company; or

8.15 pass any resolution or engage in any other matter which represents a substantial change in the nature of the business of the Company or in the manner in which the business is conducted; or

8.16 hold any meeting of the shareholders or purport to transact any business at such meeting, unless authorised representatives or proxies are present for each of the Shareholders; or

8.17 engage any employee reporting directly to the CEO of the Company or at a salary in excess of USD $150,000, or dismiss any such employee (except summarily for gross misconduct in circumstance justifying such dismissal);

8.18 do or permit to be done any act or thing whereby the Company may be wound up (whether voluntarily or compulsorily, otherwise than in accordance with the terms of this Agreement; or

8.19 redeem, purchase, or grant options or share warrants over any shares or issue securities convertible into shares or debentures, including without limitation, pursuant to Clause 13 hereof; or

8.20 pay any dividend or make any other distribution out of capital profits, capital reserve or otherwise; or

8.21 change Auditors of the Company; or

8.22 change the bankers of the Company; or

8.23 change the registered office of the Company; or

8.24 amend, deal with, sell, transfer, assign, licence, sub-licence or otherwise dispose of in any way any Intellectual Property Rights of the Company including any Intellectual Property Rights that the Company may own, licence, sub-licence from or to a third party otherwise than in the ordinary course of business ; or

8.25 make a decision on any matter relating to the Company or any of its subsidiaries or controlling companies including but without limitation to decisions relating to management and control of the board of the Company or any of its subsidiaries or controlling companies, the appointment of any chief representative, operation of any bank accounts of the Company or any of its subsidiaries or controlling companies and any decision to be taken by the Company as a shareholder of the Company or any of its subsidiaries or controlling companies; or

8.26 effect all or any of the above in respect of any subsidiary of the Company.

9. TRANSFER OF SHARES

9.1 Subject to clauses 9, 11 and 20, no Shareholder shall sell, transfer, assign, pledge, charge or otherwise dispose of any share or any interest in any share in the Company except as permitted by this Agreement or with the prior written consent of the Shareholders.

9.2 Except for transfers for which the remaining Shareholders give their prior written consent, no Shareholder shall transfer any Shares unless it transfers all (and not some only) of the Shares held by it.

9.3 Notwithstanding any provision in the articles of association of the Company, no shareholder may transfer any Shares in the Company or any interest in such Shares unless before the transfer takes effect the proposed transferee has entered into a Deed of Adherence with the other parties to this Agreement in the form set out in Schedule 1 or entered into a new shareholders' agreement with all the existing Shareholders based on the terms of this Agreement but subject to such further terms being inserted or amended at the discretion of the existing Shareholders.

9.4 A Shareholder wishing to transfer his Shares ("Sale Shares") in the Company ("Seller") shall give notice in writing ("Transfer Notice") to the remaining shareholders ("Ongoing Shareholders") specifying the details of the proposed transfer, including the identity of the proposed buyer(s), the number of Shares to be transferred and the price for the Shares. A Transfer Notice shall be irrevocable except with the sanction of the Directors.

9.5 Within twenty-one (21) Business Days of receiving the Transfer Notice, the Ongoing Shareholders shall give a notice to the Seller saying that they wish to:

9.5.1 purchase the Sale Shares in the Transfer Notice which as nearly as may be pro rata according to the number of shares held by the Ongoing Shareholder, at the price specified; or

9.10 If the Ongoing Shareholders fail to give notice under clause 9.5

9.10.1 the Seller is entitled to transfer his Sale Shares to the third party buyer identified in the Transfer Notice at a price not less than the price specified in the Transfer Notice and

9.10.2 the Seller shall procure that any buyer of the Sale Shares that is not a party to this Agreement shall, at completion, enter into the Deed of Adherence and / or a shareholders' agreement in relation to such Sale Shares with the parties to this Agreement on the same terms that apply to the Seller.

9.11 The Founder Shareholders hereby agree that they shall not transfer their Shares in the Company to another third party for a period of three (3) years from the date of this Agreement without the prior written consent of Cryptologic; provided that the Founder

Shareholders may participate in any capital or exit event available to other Existing Shareholders such as a trade sale, listing, capital reduction or share buyback as contemplated herein.

9.12 Subject to the prior written consent of the other Shareholders, a Shareholder shall be entitled to transfer all of his or her Shares to his or her Affiliates; provided that such Shares shall be forthwith re-transferred to that Shareholder or transferred to another Affiliate of that Shareholder if at any time after a transfer of Shares is effected pursuant to this clause, the Affiliate ceases to be an Affiliate of that Shareholder.

9.13 It shall be the duty of the transferring Shareholder to immediately notify the Board in writing if the tranferee of the Shares pursuant to clause 9.12 ceases to be one of his or her Affiliates and in such event both the Shareholder and the transferee jointly and severally undertake to procure and ensure that all (and not some only) of the Shares held by the transferee are forthwith transferred or re-transferrred in compliance with clause 9.12 – 9.14 inclusive.

9.14 Notwithstanding anything to the contrary in this Agreement, any transfer of Shares pursuant to clause 9.12 shall not relieve or discharge the transferring Shareholder of any of his obligations under this Agreement and the transferring Shareholder shall continue to be subject to the obligations under this Agreement and be liable to the other parties as if no such transfer had occurred and the liability of the transferring. Shareholder shall be joint and several with his Affiliate which holds those Shares pursuant to any transfer under clauses 9.12 - 9.14 inclusive.

10. SHARE TRANSFER EVENTS OF DEFAULT

10.1 A Shareholder is deemed to have served a Transfer Notice under clause 9.4 immediately before any of the following events of default:

10.1.1 his death (if an individual); or

10.1.2 a bankruptcy order being made against the Shareholder , or an arrangement or composition being made with the Shareholder's creditors, or where the Shareholder otherwise takes the benefit of any statutory provision for the time being in force for the relief of insolvent debtors.

10.2 Subject to a majority of the non-defaulting Shareholders approving same, a Shareholder is deemed to have served a Transfer Notice under clause 9.4 immediately before any of the following events of default:

10.2 it commits a material breach of any obligation under this Agreement and fails to remedy such breach within twenty-eight (28) Business Days of notice to remedy the breach being served by any of the other Shareholders.

10.2.2 In the case of a corporate Shareholder if any such Shareholder:

10.2.2.1 shall go into voluntary liquidation (otherwise than for the purpose of reconstruction or amalgamation) or an order of the court is made for its compulsory liquidation or shall have a receiver, administrator or other such official is appointed in respect of a substantial part of its

assets;

10.2.2.2 shall make any compromise or arrangement with its creditors; or

10.2.2.3 shall be unable to pay its debts as they fall due.

10.3 The deemed Transfer Notice has the same effect as a Transfer Notice, except that:

10.3.1 the deemed Transfer Notice takes effect on the basis that it does not identify a proposed buyer or state a price for the Sale Shares and the parties shall refer the question of a valuation to the Assessors under clause 12;

10.3.2 the Assessors are required to determine the Fair Value for the Sale Shares and the purchase price of Sale Shares transferred under this clause shall be 75% of the Fair Value;

10.3.3 the Seller, his estate or any receiver, administrator or liquidator does not have a right of withdrawal following a valuation;

10.3.4 on the completion of any sale in accordance with this clause, the buyer is not required to procure the discharge of any security given by the Seller or to procure the release of any debts of the Company to him; and

10.3.5 if the Ongoing Shareholders do not accept the offer in the deemed Transfer Notice, the Seller, his estate or any receiver, administrator or liquidator does have the right to sell the Sale Shares to a third party, subject to the identity of such third party being approved by the Ongoing Shareholders and any such third party executing and delivering a Deed of Adherence to the Company.

10.4 The defaulting Shareholder shall indemnify the non-defaulting Shareholders and the Company (including their respective Directors and/or employees and/or representatives) for any and all costs, losses, damages, penalties, claims and liabilities incurred or suffered by the non-defaulting Shareholders as a result of or in connection with the default by the defaulting Shareholder. Such indemnity will survive the termination of this Agreement without limit in point of time.

11. COMPLETION OF SHARE PURCHASE

11.1 Completion of the sale and purchase of Sale Shares under clause 9 and clause 10 of this Agreement shall take place twenty eight (28) Business Days after;

11.1.1 the day of delivery of the Transfer Notice, unless the Assessors have been requested to determine Fair Value; or

11.1.2 the day of delivery of the Assessors' written notice of Fair Value.

11.2 At such completion:

11.2.1 the Seller shall deliver, or procure that there is delivered to the Company and the buyer of the Sale Shares, a duly completed share transfer form transferring the legal and beneficial ownership of the relevant Sale Shares

to the buyer, together with the relevant share certificates and such other documents as the buyer may reasonably require to show good title to the Sale Shares, or to enable them to be registered as the holders of the Sale Shares;

11.2.2 the buyer of the Sale Shares shall deliver or procure that there is delivered to the Seller a bankers' draft made payable to the Seller or to his order for the purchase price; and

11.2.3 if following the sale, the Seller holds no further Shares in the Company, the Seller shall deliver, or procure that there are delivered to the Company, resignations from any Directors appointed by the Seller, such resignations to take effect at completion of the sale of the Shares.

11.3 The Sale Shares are sold by the Seller with full title guarantee.

11.4 If any Ongoing Shareholder fails to pay the purchase price on the due date, without prejudice to any other remedy which the Seller may have, the outstanding balance of the purchase price shall accrue interest at a rate equal to 2% above the lending rate (defined to be 1 month SIBOR) above the lending rate of DBS Bank Ltd. from time to time.

11.5 Notwithstanding any of the provisions of this Agreement to the contrary, the Company shall only register a transfer of the Sale Shares if:

11.5.1 all stamp duties and other transfer taxes payable in respect of the transfer of the Sale Shares have been paid by the transferee (unless otherwise agreed); and

11.5.2 the transferee (if not already a party to this Agreement) executes and delivers to the Company a Deed of Adherence and upon the delivery to the Company of such Deed of Adherenece executed by the transferee

Upon satisfaction of the requirements of clause 11.5.1 and 11.5.2 the Company shall register the Sale Shares in the name of the transferee, the transferee shall be bound by and shall be entitled to the benefit of this Agreement in place of the Seller.

11.6 The Company undertakes to each Shareholder to procure and to deliver all necessary supporting documents required from the Company by the Stamp Duty Branch of the Inland Revenue Authority of Singapore ("IRAS") to be furnished for purposes of stamping transfer documents in respect of any transfer of the Sale Shares including a letter in the form prescribed by IRAS and signed by a director of the secretary of the Company and to furnish such information not already provided to the Seller in order for the Seller to complete all necessary supporting documents in respect of such transfer.

12. FAIR VALUE

12.1 The Fair Value for any shares to be transferred under this Agreement is that proportion of the amount an independent business assessor considers to be the fair value of the entire issued share capital of the Company that the Seller's shares bear to the entire issued share capital of the Company ("**Fair Value**").

12.2 The Board shall select three qualified independent business assessors to conduct any appraisal of Fair Value required hereunder and CryptoLogic shall select one of the three proposed assessors to determine the Fair Value (the "Assessor").

12.3 In determining the Fair Value of the entire issued share capital of the Company, the Assessor will act as experts and not as arbitrators and will determine the Fair Value in writing, relying on the following assumptions:

12.21 the sale is between a willing seller and a willing buyer;

12.2.2 the shares are sold free of all restrictions, liens, charges and other encumbrances;

12.23 the sale is taking place on the date the Assessor was requested to determine the Fair Value;

12.2.4 the Company is carrying on business as a going concern, and it will continue to do so; and

12.2.5 when valuing any Shares, the Assessor shall consider the economic differences between the various classes of issued and outstanding Shares, including without limitation, the fact that the Preferences A Shareholders, on a winding up, repayment of capital or any other return of capital, the holders of such Preference A Shares are entitled to repayment of the capital on their Preference A Shares in priority to any payment to the holders of any other shares in the capital of the Company.

12.4 If any difficulty shall arise in applying any of the foregoing assumptions or bases then such difficulty shall be resolved by the Assessor in such manner as he shall in his absolute discretion think fit.

12.5 The parties will use their reasonable endeavours to procure that the Assessor determines the Fair Value within thirty days (30) days of being requested to do so.

13. ISSUE OF FURTHER SHARES

13.1 Subject to clause 4.7 above, and Clause 8, if the Company wishes to issue further shares, the Shareholders shall procure (so far as is possible in the exercise of their rights and powers) that the Company gives notice to each Shareholder stating the number of shares to be issued and the price of the shares.

13.2 Subject to clause 4.7 above, each Shareholder shall have the option, but not the obligation, to subscribe for, at the price stated in the notice, that proportion of the shares proposed to be issued which the number of shares held by him bears to the total number of shares in issue at the time the Company gives its notice. Each Shareholder may exercise the option by giving notice to the Company, at any time within fourteen (14) Business Days following the Company's notice, accompanied by a banker's draft made payable to the Company in respect of full payment for the shares to be subscribed for.

13.3 Any shares referred to in the Company's notice in respect of which the Shareholders do not exercise their options (the "Unexercised Shares"), may be issued by the Company in accordance with its notice;provided that (i) any such issue is completed within (14) Business Days after the Company's notice, and (ii) any Shareholders exercising the option described in Clause 13.2 above (the "Purchasing Shareholders"), shall be entitled to purchase any or all of the Unexercised Shares pro rata, having regard to the preparation which the total number of Shares held by each Purchasing Shareholder shall bear to the amount held by all of the Purchasing Shareholders.

13.4 Should there be any remaining Unexercised Shares not purchased by the Purchasing Shareholders, such Unexercised Shares may be issued to third parties at the same price as stated in the notice given under clause 13.1.

14. DIRECTORSHIPS

14.1 There shall be at least five (5) Directors on the Board of the Company who shall be nominated as follows:

14.1.1 the Founder Shareholders shall, have the right to nominate two Directors to the Board;

14.1.2 the Existing Shareholders (excluding the Founder Shareholders) shall, for so long as they in aggregate hold not less than twenty-five (25%) percent of the Shares, have the right to nominate two Directors to the Board; and

14.1.3 CryptoLogic shall be entitled to nominate one (1) Director to be nominated by CryptoLogic, with such Director to be the Managing Director of Cryptologic, where possible.

14.1.4 The Chairman of the Board shall be selected by Board.

14.2 Cryptologic shall have the right to increase the total number of its nominee Directors on the Board commensurate with the size of its shareholdings. Without restricting the generality of the forgoing, Cryptologic shall have the right, upon holding at least twenty-seven (27%) percent of the entire enlarged issued of the Company on a Deemed Converted and Fully Diluted Basis, or such earlier time as the Company may permit, to cause the Company and the Shareholders to increase the total number of Directors on the Board to include the additional director nominated by Cryptologic, with such Director to be the Chief Executive Officer of CryptoLogic Limited, where possible. For the avoidance of doubt, the parties hereto acknowledge that Cryptologic's maximum board representation shall be such number as close to but not exceeding fourty-five (45%) percent of the composition of the Board upon it becoming a holder of forty-five (45%) percent of the entire enlarged issued share capital of the Company on a Deemed Converted and Fully Diluted Basis.

14.3 The right to nominate Directors of the Company conferred on the Shareholders shall include the right at any time and from time to time to remove from office and to determine the period which such persons shall hold office as director. No Director may be removed from office except by the respective Shareholder who appointed him. Whenever a Director ceases to be a Director for any reason whatsoever, the Shareholder which appointed him shall be entitled to appoint another person to replace

him as a director.

14.5 Any appointment or removal of Directors as aforesaid shall be made in writing and be signed by the duly authorised officer of the appointor and shall take effect as from the date of its receipt at the registered office of the Company or on the date of appointment specified in the notice, whichever is later.

14.6 In the event that any Shareholder disposes of its shares in the Company such that it would no longer be entitled to appoint such number of Directors pursuant to this clause, such Shareholder shall procure the resignation of the Director or the relevant number of Directors nominated by such Shareholder. Any Shareholder removing the Director nominated by such Shareholder shall be responsible for and shall hold harmelss the other Shareholders and the Company from and against any claim for unfair or wrongful dismissal arising out of such removal and any reasonable costs and expenses incurred in defending such proceedings, including but without limitation legal costs actually incurred.

14.7 A Director shall be entitled at any time and from time to time to appoint any person to act as his alternate and to terminate the appointment of such person and in that connection the provisions of this clause shall be complied with. Such alternate director shall be entitled while holding office as such to receive notices of meeting of the Board and to attend any such meeting whether or not the Director appointing him is present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of his appointer as the Director appointing him except that he shall not be entitled to vote at any meeting at which the Director appointing him is present. In the event that the Director appointing him is not present at any meeting of the Board, such alternate director shall be entitled to exercise the vote of the Director appointing him at that meeting and if such alternate director represents more than one Director, such alternate director shall be entitled one vote for every Director he represents and who is not present at such meeting.

14.8 The Existing Shareholders may exercise any right conferred upon them as a group pursuant this Agreement by a written instrument signed by such number of Existing Shareholders holding a majority (or such higher threshold as this Agreement may require) of voting shares among all the voting shares held by the Existing Shareholders at the time.

14.9 Notwithstanding anything in this Agreement, in the event that the shareholding of the persons referred to at :

(a) clause 14.1.1;

(b) clause 14.1.2; or

(c) clause 14.1.3

(each of (a), (b) or (c) shall be referred to as "Shareholding Group") falls below 20% of the enlarged issued share capital on a Deemed Converted and Fully Diluted Basis for each Shareholding Group, such Shareholding Group shall then only be entitled to nominate one (1) person as a Director and shall procure the resignation of any such additional Director as may be necessary.

14.10 Notwithstanding anything in this Agreement, the Shareholders agree that upon the approval of the majority of the Directors, the Board shall be entitled to disclose any such information (including but not limited to Confidential Information) relating to the

Company and/or any of its group companies which it deems appropriate and/or necessary in good faith to such third parties (including but not limited to any potential purchasers of the Company and/or any professional advisers) for the purposes of procuring a trade sale and/or a listing of the shares of the Company in any recognised stock exchange and none of the Shareholders shall be entitled to claim for any loss and/or damages against the Board for such action. For the purposes of this clause, 'Trade Sale' shall mean any transaction or a series of related transactions involving the sale of all of the issued share capital of the Company.

15. MEETINGS OF DIRECTORS AND SHAREHOLDERS

Board Meetings

15.1 The quorum for all meetings of the Board shall be at least three (3) Directors each present personally. For a quorum, one (1) Director appointed by the Founder Shareholders must be present and one (1) CryptoLogic Director must be present and one (1) Director appointed by the Existing Shareholders (excluding the Founder Shareholders) must be present.. If within half an hour after the time fixed for the meeting, the Directors constituting the quorum are not present, the meeting shall be adjourned and reconvened to discuss the same agenda within fifteen (15) days at the same time of the day and the same venue and the quorum for such adjourned meeting shall be any two (2) Directors. In the event that such reconvened meeting is not properly constituted, the Directors shall convene a meeting to be held within thirty (30) days, Provided Always that two (2) weeks' written notice specifying the date, time and place shall be given to each Director entitled to attend such meetings.

15.2 The Shareholders shall use all reasonable endeavours to procure that a quorum is present throughout each meeting of the Board.

15.3 The Directors may meet at any place for the despatch of their business, adjourn and otherwise regulate their meetings as they deem fit. Unless otherwise agreed unanimously, a Board meeting shall be held at least once every three (3) months.

15.4 At least five (5) Business Days (excluding the day of notice and the day of the meeting) notice in writing of each meeting of the Board shall be given to each Director of the Company at the address from time to time provided by him to the Company for such purpose and such notice shall be accompanied by an agenda, identifying in reasonable detail, the matters to be considered at the meeting. No decision shall be taken on any matter at a meeting of the Board unless notice of such matter shall have been given in the manner aforesaid or waiver of such notice has been given in respect of such matter by all of the members of the Board.

15.5 Subject to clause 15.6, all resolutions of the Board shall be passed by a simple majority of the votes of the Directors. In the event of equality of votes, the Chairman of the Board shall have a second casting vote.

15.6 A resolution in writing signed by a majority of the Directors appointed to the Company for the time being shall be as effective as a resolution duly passed at a meeting of the Directors and may consist of several documents in the like form, each signed by one or more Directors. The expression "in writing" and "signed" include approval by telefax,

telex, cable, telegram, digital or electronic signature or such other mode of approval or indication of approval as may be permitted by law by any such Director.

15.7 Without prejudice to clause 15.1, the Directors may meet together in person or by telephone, teleconference or similar communications equipment or any other form of audio or visual instantaneous communication by which all persons participating in the meeting are able to hear and be heard by all participants, for the despatch of business and adjourn and otherwise regulate their meetings as they think fit. A resolution passed by such a conference shall, notwithstanding that the Directors are not present together at one place at the time of the conference, be deemed to have been passed at a meeting of the Directors held on the day and at the time at which the conference was held and shall be deemed to have been held at the registered office of the Company and, unless otherwise agreed, all the Directors participating at the meeting shall be deemed for all purposes of this Agreement to be present at that meeting.

15.8 A Director shall not be prohibited from voting or being counted in a quorum at any Board meeting in respect at any contract or arrangement in which he is or may be interested in provided he has disclosed the nature of his interest in accordance with applicable law (if any).

Shareholder Meetings

15.9 The quorum for a general meeting of the Company Shareholders shall be at least three (3) Shareholders (one of which shall be Cryptologic and one shall be a Founder Shareholder and one shall be an Existing Shareholder (excluding the Founder Shareholders) all personally present or represented by proxy, attorney or representative, present throughout that general meeting. If within half an hour after the time fixed for the meeting, the Shareholders constituting the quorum are not present, the meeting shall be adjourned and reconvened within fifteen (15) days at the same time of day and the same venue. The quorum at such adjourned meeting shall be any two (2) Shareholders. In the event that a quorum is not properly constituted at such adjourned meeting, the Shareholders shall convene a meeting within thirty (30) days, Provided Always that two (2) weeks' written notice of the reconvened meeting, specifying the date, place and time shall be given to each Shareholder entitled to attend such meetings.

15.10 The Shareholders shall use all reasonable endeavours to procure that a quorum is present at and throughout each general meeting.

15.11 Subject to clause 15.12, all questions and issues arising at a general meeting of the Company shall, unless otherwise required by any applicable law, be decided in accordance with the votes of a majority of the Shareholders on a show of hands.

15.12 A resolution in writing shall:

15.12.1 be effective as an ordinary resolution duly passed at a general meeting of the Shareholders if signed by Shareholders representing a simple majority of the total voting rights of all Shareholders having a right to vote on the resolution at a general meeting of the Company on the date of circulation of such written resolution; or

15.12.2 be effective as a special resolution if it is stated as being a special resolution and signed by Shareholders holding at least 75% of the total voting rights of all Shareholders having a right to vote on the resolution at a general meeting of the Company on the date of circulation of such written resolution.

Such a resolution in writing may consist of several documents in the like form, each signed by one or more Shareholders. The expression "in writing" and "signed" include approval by telefax, telex, cable, telegram, digital or electronic signature or such other mode of approval or indication of approval as may be permitted by law by any such Shareholder.

15.13 Without prejudice to clause 15.1, the Shareholders may meet together in person or by telephone, teleconference or similar communications equipment or any other form of audio or visual instantaneous communication by which all persons participating in the meeting are able to hear and be heard by all participants, for the despatch of business and adjourn and otherwise regulate their meetings as they think fit. A resolution passed by such a conference shall, notwithstanding that the Shareholders are not present together at one place at the time of the conference, be deemed to have been passed at a meeting of the Shareholders held on the day and at the time at which the conference was held and shall be deemed to have been held at the registered office of the Company and, unless otherwise agreed, all the Shareholders participating at the meeting shall be deemed for all purposes of this Agreement to be present at that meeting.

15.14 Any notice to Shareholders of a shareholders' meeting shall be given in accordance with any laws of Singapore applicable to the Company.

16. RESTRICTIONS

16.1 None of the Founder Shareholders shall, whilst each of them are beneficially interested in any shares of the Company or for a period of twelve (12) months from the date on which any of them ceases to be beneficially interested in any shares of the Company, (and notwithstanding any intervening receivership, administration, liquidation or dissolution of the Company) do or permit any of the following without the prior written consent of the other Shareholders:

16.1.1 either solely or jointly with or on behalf of any person directly or indirectly carry on or be engaged or interested in or assist any person in carrying on any business competing with the Business or any business conducted by any subsidiaries of the Company;

16.12 solicit or assist any person in soliciting the custom of any person or entity who is or has been at any time during the term of this Agreement, a customer of the Company or its subsidiaries, for the purpose of offering to such customer,

goods or services similar to or competing with those of the Business or any business conducted by any subsidiaries of the Company;

16.13 solicit or entice away or endeavour to solicit or entice away or assist any person to solicit or entice away or endeavour to solicit or entice away any Director or key employee of the Company or its subsidiaries, but without prejudice to the right of such Shareholder to terminate arrangements under which any of its staff are seconded to the Company or its subsidiaries; or

16.14 cause or permit any person directly or indirectly under its control to do any of the foregoing acts or things.

Provided that nothing herein shall preclude or restrict Cryptologic or its respective subsidiaries from carrying on any activity which has been duly disclosed to the other Shareholders in writing.

Provide also that it shall not be considered a violation of clause 25.7 below if a party (the "**First Party**") advertises for a position generally and such advertisement generates an application or expression of interest from an individual associated with the other party in the manner described in clause 25.7 below that ultimately results in an agreement of employment, independent contractor arrangement or other business relationship between the First Party and such individual.

16.2 Each undertaking in clause 16.1 shall be treated as independent of the other undertakings so that, if one or more is held to be invalid as an unreasonable restraint of trade or for any other reason, the remaining undertakings shall be valid to the extent that they are not affected.

16.3 Whilst the undertakings in clause 16.1are considered by the parties to be reasonable in all the circumstances, if one or more is held invalid as an unreasonable restraint of trade or for any other reason but would have been held valid if part of the wording had been deleted, the period reduced or the range of activities or area dealt with reduced in scope, the undertakings shall apply with such modifications as may be necessary to make them valid.

17. PREFERENCE A SHARES

17.1.1 The Preference A Shares shall have such rights and attributes attaching to them as are prescribed in articles of association and memorandum of incorporation of the Company, which shall include the following:

17.1.1.1 The Preference A Shares in the Company shall rank pari passu to the ordinary shares of the Company in respect of all voting and dividend rights, save that on a winding up, repayment of capital or any other return of capital, the holders of such Preference A Shares ("**Preference A Shareholder**") shall be entitled to repayment of the capital on these Preference A Shares in priority to any payment to the holders of any other shares in the capital of the Company of:

i) the amount of the face value that Preference A Shareholder has paid, upon subscription, for such Preference A Shares ("**Face Value**"); and

ii) thereafter, subject to the Preference A Shareholder receiving the Face Value as mentioned in clause subsection (i) above, to participate equally with the holders of any other class of shares in respect of the winding-up, repayment of capital or any other return of capital, so as to receive any further amount the Preference A Shareholder may be due having regard to its shareholding in the Company.

17.2 The Shareholders shall vote so as to amend the Articles of Association to create such class of shares and to do all acts necessary to due implement the creation of such share class.

18. SERVICE AND EMPLOYMENT CONTRACTS

18.1 The Shareholders shall procure:

18.1.1 that each of the Founder Shareholders of the Company shall enter into service contracts as soon as possible (i) for three years and (ii) containing such terms and conditions as are usual and customary for a document of its nature and including but without limitation, restrictive covenants, confidentiality provisions and such other terms as the Shareholders may agree upon, to protect the interests of the Company; and

18.1.2 if not already so, that each employee of the Company shall be given an employment contract containing such terms and conditions as are usual and customary for a document of its nature and including but without limitation, restrictive covenants, confidentiality provisions and such other terms as the Shareholders may agree upon, to protect the interests of the Company, on the understanding that any variation of existing employment agreements may require the consent of the employee in question especially if there is no provision in such existing employment agreements permitting the Company to unilaterally amend such existing employment agreements.

19. WARRANTIES AND REPRESENTATIONS

19.1 The Company hereby represents and warrants as follows ("**Warranties**"):

19.1.1 Subject to the terms the Loan and/or the MDA Loan Guarantee, the Company has good and marketable title to all if its assets, free and clear of all encumbrances;

19.1.2 The Company has, all necessary power and authority in order to execute this Agreement and any ancillary documents relating there to and the documents referenced herein, and to fulfill its obligations hereunder and thereunder;

19.1.3 The financial statements of the Company for the year ended March 31, 2006 provided to Cryptologic have been prepared in accordance with generally accepted accounting principals, and accurately reflect the financial condition of the Company as at the date of their preparation;

19.1.4 Schedule 2 accurately sets forth all issued and outstanding shares in the capital of the Company, and the registered shareholders thereof. Save and except as set forth in Schedule 2, no third party has any interest in any of the shares in the capital on the Company, or has any right or option to acquire shares in the capital of the Company;

19.1.5 The entering into of this Agreement and any document referred to herein or related to thereto and the completion of the transactions contemplated herein, does not cause the Company to breach any contractual obligations to any third parties;

19.1.6 The Company is not indebted to any third party, save and except as disclosed in Schedule 3 hereto; and

19.1.7 None of the Group Companies nor the respective directors of any of these Group Companies has/have committed and/or is in breach of any of the laws of any country in relation to the affairs of such Group Company and having an adverse material effect on the affairs of such Group Company

19.2 Each Shareholder hereby represents and warrants to and undertakes with the other Shareholders as follows:

19.2.1 where it is a corporation, it is a corporation duly organized and validly existing under the laws of its place of incorporation, and has full power and authority to execute and deliver and perform all of its obligations under this Agreement and any other agreements to be executed by it hereunder;

19.2.2 all actions conditions and things required to be taken, fulfilled and done (including thte obtaining of any necessary consents) in order (i) to enable such Shareholder lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement and (ii) to ensure that those obligations are legally binding and enforceable have been taken, fulfilled and done;

19.2.3 this Agreement is, and all other agreements and instruments contemplated hereby, shall be legal, valid and binding agreements of each Shareholder, enforceable against such Shareholder in accordance with their terms; and

19.2.4 the execution, delivery and performance of this Agreement by it will not conflict with any law, order, judgment, decree, rule or regulation of any court, tribunal or government agency or any agreement, instrument or indenture to which such Shareholder or any of its related corporations is a party or by which such Shareholder is bound.

19.3 The Shareholders and the Company warrants and undertakes with each other that each of the Warranties are true and accurate in all material respects and not misleading at the date of this Agreement and will, continue to be true and accurate in all material respects and not misleading.

19.4 The Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other Clause or anything in this Agreement.

19.5 If prior to the repayment of any Convertible Loan the Company shall become aware of any event which results or is likely to result in any of the Warranties being unfulfilled, untrue, incorrect or misleading, it shall immediately notify Cryptologic in writing thereof and it shall make any investigation concerning the event which Cryptologic and/or any of its nominees may reasonably require.

19.6 The Company nor the Existing Shareholders shall not do, allow or procure any act or omission before the repayment of an Convertible Loan which would constitute a breach of any of the Warranties or would make any of the Warranties unfulfilled, untrue, inaccurate or misleading in any respect if they were so given.

19.7 The Company and the Existing Shareholders shall use its best endeavours to give to Cryptologic all such information and documentation relating to the Company in their possession or control as Cryptologic shall require to enable it to be satisfied as to the accuracy and due observance of the Warranties.

20. DRAG-ALONG AND TAG-ALONG RIGHTS

20.1 For the purposes of this clause "**Qualifying Offer**" shall mean an offer at arm's length, in writing by or on behalf of any person ("**Offeror**") to the holders of the entire equity share capital in the Company to acquire all their equity share capital, provided that the proposed purchase price offered is at least equal to the amount which is 20% greater than the average price per Preference A Share paid by CryptoLogic for its Preference A Shares, multiplied by all issued and outstanding Shares in the capital of the Company (as at the time of closing of the transaction of purchase and sale related to the Qualifying Offer), and which purchase price is to be paid to the Shareholders in the same proportions as if such amount were to be paid to the Shareholders on the liquidation of the Company in accordance with the Company's articles or association and memorandum of incorporation (for greater certainty, with regard to the entitlements of the holders of the Preference A Shares).

20.2 If the holders of not less than 60% of the entire enlarged issued share capital Deemed Converted and Fully Diluted Basis ("**the Transferring Shareholders**") wish to accept a Qualifying Offer, then the provisions of this clause shall apply. For greater certainty, it is expressly agreed that if the subject offer meets all of the criteria of a Qualifying Offer, CryptoLogic shall vote in favour of accepting the Qualifying Offer.

Drag-Along Rights

20.3 The Transferring Shareholders shall give written notice to the remaining holders of equity share capital ("**Dragged Parties**") of their wish to accept the Qualifying Offer (with a copy to the Company) and the Dragged Parties shall thereupon become bound to accept the Qualifying Offer and to transfer their shares in the Company to the Offeror (or his nominee) with full title guarantee on the date specified by the Transferring Shareholders.

20.4 If any Dragged Party shall not, within five (5) Business Days of being required to do so, execute and deliver transfers in respect of the equity shares held by him and deliver the certificate(s) in respect of the same (or a suitable indemnity in lieu thereof), then any Transferring Shareholder shall be entitled to execute, and shall be entitled to authorise and instruct such person as he thinks fit to execute, the necessary transfer(s) and indemnities on the Dragged Parties behalf and, against receipt by the Company (on trust for such Shareholder) of the consideration payable for the relevant shares, deliver such transfer(s) and certificate(s) or indemnities to the Offeror (or his nominee) and register such Offeror (or his nominee) and as the holder thereof and, after such registration, the validity of such proceedings shall not be questioned by any person.

20.5 Upon any person, following the issue of a notice pursuant to clause 20.3 becoming a member of the Company pursuant to the exercise of a pre-existing option to acquire shares in the company ("**New Member**"), a notice shall be deemed to have been served upon the New Member on the same terms as the previous notice who shall thereupon be bound to sell and transfer all such shares acquired by him to the Offeror or as the Offeror may direct and the provisions of this clause shall apply mutatis mutandis to the New Member save that completion of the sale of such share shall take place forthwith upon the notice being deemed served on the New Member.

Tag-Along Rights

20.6 The Transferring Shareholders shall give written notice to the remaining holders of equity share capital ("**Tagging Parties**") of their wish to accept the Qualifying Offer (with a copy to the Company) setting forth the date of the proposed transfer and the terms and conditions upon which such shares held by them are to be transferred. Each Tagging Party shall have the right ("**Tag-Along Right**"), but not the obligation, exercisable by written notice to the Transferring Shareholder at any time within five (5) Business Days after receipt of such notice to prohibit such a transfer or acceptance of the Qualifying Offer unless all of such Tagging Party's shares are included in the proposed transfer at the same price and upon the same terms and conditions as the shares specified in the Qualifying Offer .

20.7 The Shareholders agree to cause the Company to take any and all steps to give effect to any transfer permitted under this clause.

21. INTENTIONALLY DELETED

22. DURATION AND TERMINATION

22.1 This Agreement shall take effect from the date hereof and continue thereafter without limit in period of time but, upon the registration of the transfer of any Shareholder of all the Shares held by it pursuant to the transfer restrictions set out herein, it shall be released and discharged from all its obligations hereunder as a Shareholder (other than those under clause 25, or as otherwise expressly provided in this Agreement) but, if at that time there are two or more persons bound by the provisions of this Agreement, this Agreement shall continue in full force and effect as between them.

22.2 This Agreement terminates immediately upon the occurrence of any of the following

events:

22.1.1 a resolution is passed for the winding up of the Company; or

22.1.2 a receiver, administrator or such other official is appointed over the whole or any part of the assets of the Company or the affairs, business and property of the Company is to be managed by a supervisor under any arrangement made with the creditors of the Company; or

22.1.3 the shares of the Company become listed on a recognised stock exchange.

22.2 Termination of this Agreement shall be without prejudice to the rights and / or liabilities of any Shareholder accrued prior to such termination, or under any provision which is expressly stated not to be affected by such termination including in respect of any prior breach of this agreement.

22.3 On a winding-up, the Shareholders shall endeavour to agree a suitable basis for dealing with the interests and assets of the Company and shall endeavour to ensure that:

22.3.1 all existing contracts of the Company are performed so far as resources permit;

22.3.2 no new contractual obligations are entered into by the Company; and

22.3.3 the Company is wound up as soon as practicable.

23. STATUS OF THIS AGREEMENT AND THE PARTIES OBLIGATIONS

23.1 Each Shareholder shall exercise all voting rights and other powers of control available to him in relation to the Company so as to procure (so far as each is respectively able by the exercise of such rights and powers) that, at all times during the term of this Agreement, the provisions of this Agreement are duly and promptly observed and given full force and effect according to its spirit and intention.

23.2 If any provisions of the memorandum or articles of association or any other constitutional document of the Company at any time conflict with any provisions of this Agreement, this Agreement shall prevail and the Shareholders shall, whenever necessary, exercise all voting and other rights and powers available to them to procure the amendment, waiver or suspension of the relevant provision of the memorandum or articles of association or such constitutional document of the Company to the extent necessary to permit the Company and its affairs to be administered as provided in this Agreement.

23.3 This Agreement embodies all the terms and conditions agreed upon between the parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings between the parties in relation to the conduct of the Company, including without limitation any term sheets. Any variation, modification and/or amendment of this Agreement shall be effective only if it is in writing and duly signed and confirmed in writing by each party hereto.

24. INTENTIONALLY DELETED

25. CONFIDENTIALITY

25.1 The parties acknowledge that in the course this Agreement, the parties may have access to Confidential Information (as defined below), and accordingly the parties agree to treat such Confidential Information in accordance with this clause 25.

25.2 For the purpose of this clause:

25.2.1 "**Disclosing Party**" means the party disclosing Confidential Information. "**Disclosing Party**" shall include without limitation, any representatives of any affiliate of a party or any other advisor engaged by a party in connection with this Agreement;

25.2.2 "**Receiving Party**" means the party receiving Confidential Information from the Disclosing Party. "Receiving Party" shall include without limitation, any representatives of any affiliate of a party or any other advisor engaged by a party in connection with this Agreement;

25.2.3 "**Confidential Information**" means all oral, written or machine-readable data and information of value to the Disclosing Party that is not generally known to competitors of the Disclosing Party and is proprietary and/or confidential to the Disclosing Party, and includes, but is not limited to, intellectual property (including but not limited to trade secrets), technical, operations, business, marketing, financial, service, product, sales, customer, employee, research and/or development information of a party or its Affiliates. Confidential Information shall not include information of a party and/or its Affiliates that:

(i) is or becomes part of the public domain through no wrongful act of the Receiving Party;

(ii) is disclosed with the written consent and authorization of the Disclosing Party;

(iii) is independently developed by the Receiving Party without a breach of this Agreement, provided that the independent development is verified to the Disclosing Party, acting reasonably;

(iv) the Receiving Party can establish, by documented and competent evidence, was in its possession prior to the date of disclosure; and

(v) is received by the Receiving Party without obligation of confidence from a third party whom the Receiving Party had no reason to believe was not lawfully in possession of such information, free of any obligation of confidence.

25.3 The Receiving Party and its officers, employees, subcontractors and agents shall at all times:

25.3.1 treat the Confidential Information as strictly confidential, and shall not disclose or permit the disclosure of the Confidential Information to any person, corporation or organisation whatsoever without first obtaining written permission from the Disclosing Party, save and except to those officers,

employees and/or professional consultants of the Receiving Party with a need-to-know, and upon whom confidentiality obligations substantially similar to those imposed herein have been imposed;

25.3.2 not make use of the Confidential Information other than as required for the sole and exclusive purpose of performing obligations under this Agreement;

25.3.3 take all reasonable precautions against the Confidential Information being accessed, used, acquired by, or disclosed to, any unauthorised person or persons, which precautions shall involve the same degree of care that the Receiving Party uses in preserving the confidentiality of its own confidential information, which shall in no event be less than reasonable care;

25.3.4 observe and abide by any reasonable directions provided by the Disclosing Party in writing with respect to safeguarding or ensuring the confidentiality of such Confidential Information, provided, however, that the provision of, or lack of provision of, directions by the Disclosing Party shall in no way reduce the obligation of the Receiving Party to safeguard and ensure the confidentiality of the Confidential Information in accordance with this Agreement;

25.3.5 promptly return to the Disclosing Party, upon request, or provide confirmation of destruction of, all copies of the Confidential Information, all Confidential Information contained in any retrieval system or database, and any and all tangible material relating to the Confidential Information, including, but not limited to, all copies, notes, computer disks, tapes and compact disks, whether such material was made or compiled by the Receiving Party or furnished by the Disclosing Party; and

25.3.6 not copy, reproduce in any form, store or retain in a retrieval system or database, the Confidential Information without the prior written consent of the Disclosing Party, except for such copies and storage as may be reasonably required internally for the purpose of performing the Services in respect of this Agreement.

25.4 The obligations of non-disclosure set out in section 25.3 of this Agreement do not apply to Confidential Information that the Receiving Party is lawfully required to disclose:

25.4.1 to any governmental or regulatory authority or stock exchange having jurisdiction over such Shareholder or person in order to comply with any official directive or guideline, whether or not have the force of law; or

25.4.2 pursuant to an order of a court or other authority of competent jurisdiction

provided that, before making such disclosure, the Receiving Party shall promptly provide the Disclosing Party with written notice of the requirement to disclose, and shall reasonably cooperate with the Disclosing Party in its actions to secure the confidential treatment of the Confidential Information, or actions taken by the Disclosing Party to challenge, narrow or restrict such order, the costs of which shall be the responsibility of the Disclosing Party.

25.5 The obligations of non-disclosure set out in section 25.3 of this Agreement also do not apply to Confidential Information that the Receiving Party discloses in or in relation

to a prospectus or other document relating to an offer of Shares in the capital of other securities of the Company or a Shareholder or a related corporation of the Shareholder, provided that such prospectus or other document complies with the relevant legislation applicable to such corporation.

25.6 This Agreement shall not be construed as granting or conferring any rights by licence or otherwise in the Confidential Information disclosed pursuant to this Agreement. All Confidential Information in whatever form (including, but not limited to, information in computer software or held in an electronic storage media) shall be and remain the property of the Disclosing Party. The Receiving Party shall not possess or assert a lien or any other right in the Confidential Information.

25.6 In the event of a breach, or a threatened breach, of any of the provisions of this clause 25, the Receiving Party acknowledges and agrees that the harm suffered by the Disclosing Party may not be compensable by monetary damages alone and, accordingly, the Disclosing Party, in addition to other available legal or equitable remedies, shall be entitled to seek an injunction against such breach or threatened breach, and the Receiving Party will not challenge such application for injunction on the basis that there is another adequate remedy available at law. This provision does not affect any other remedies available to the parties to this Agreement.

25.7 Each Shareholder agrees that it shall not, and shall not permit, any of its Afiliates to make any public announcement about the discussions regarding this Agreement, the Company, the business condcuted by the Company or any other related information, plans or proposals, whether in the form of a press release or otherwise, without first consulting with and obtaining the written consent of all the Shareholders, provided that nothing in this clause shall prevent any Shareholder from complying with any obligations imposed on it or any of its shareholders or Affiliates by such statue or any stock exchange or regulatory authority having jurisdiction over such Shareholder or its shareholders or Affiliates.

26. NOTICES

26.1 Any notice given under this agreement shall be in writing and shall be delivered by hand, transmitted by fax, or sent by pre-paid first class recorded post (or air mail post if the address is outside of Singapore) to the address of the party as set out in clause 26.2, or to such other address notified to the other parties. A notice delivered by hand is deemed to have been received when delivered (or if delivery is not in business hours, 9.00 am on the first Business Day following delivery). A correctly addressed notice sent by pre-paid first class recorded post shall be deemed to be delivered 48 hours after posting, a notice sent by air mail post shall be deemed to have been received at 10.00 a.m. on the tenth (10) Business Day after it was put into the post. A notice sent by fax to the fax number of the relevant party shall be deemed to have been received at the time of transmission provided the transmission receipt, evidencing the time and date of transmission, is sent by prepaid post to the receiving party as soon as practicable thereafter.

26.2 The addresses for service of notice for:

26.2.1 Cryptologic

(a) Address: Level 27 Prudential Tower, 30 Cecil Street, Singapore 049712

(b) Fax Number: 67256262]
(c) For the Attention of: Mr. Shailesh Naik

26.2.2 Existing Shareholders as provided in Schedule 2

26.2.3 The Company:

(a) Address: 11E Mount Sophia, #01-28, Singapore 228469
(b) Fax number: +65 63252821
(c) For the attention of: Ms. Amy Chang

27. SEVERANCE

27.1 If any provision (or part of a provision) of this agreement is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

27.2 If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

28. COSTS AND EXPENSES

28.1 Unless otherwise expressly stated herein, each party to this Agreement shall bear its own costs incurred relating to the negotiation, preparation, execution and implementation by him of this agreement.

29. CONTINUING EFFECTS OF THIS AGREEMENT

29.1 This Agreement shall be binding upon and shall inure for the benefit of each Shareholders' heir, executors, administrators, personal representatives, successors and assigns.

29.2 No Shareholder may assign or transfer any of its rights under this Agreement without the prior written consent of the other Shareholders.

29.3 Without limiting or restricting the applicability of the law governing frustration of contracts, in the event either party fails to meet any of its obligations under this Agreement within the time prescribed, and such failure shall be caused, or materially contributed to, by force majeure (as defined below), such failure shall be deemed not to be a breach of the obligations of such party under this Agreement, and the time for the performance of such obligations shall be extended accordingly as may be appropriate under the circumstances, provided that (i) the party who is unable to meet its obligations due to force majeure provides prompt notice to the other party of the force majeure and its anticipated impact on such party's obligations, which notice may be verbal where written notice is impractical under the circumstances; and (ii) such party takes all reasonable commercial steps to work around the force majeure if possible or, in any event, to minimize the delay arising from the force majeure.

29.4 For the purpose of this Agreement, force majeure shall mean any acts of God, war, natural calamities, strikes or other labour stoppages or disturbances, civil commotions or disruptions, riots, epidemics, acts of government or any competent authority having jurisdiction, or any other legitimate cause beyond the reasonable control of such party, and which, by the exercise of due diligence, such party could not have prevented, but lack of funds on the part of such party shall not be deemed to be a force majeure.

30. COUNTERPARTS

30.1 This Agreement may be signed in any number of counterparts and by the parties on separate counterparts, each of which when duly executed shall be an original but all the counterparts shall together constitute one and the same document.

31. AMENDMENTS

31.1 No purported variation, modification, amendment or cancellation of this Agreement shall be effective unless made in writing and signed by all Shareholders.

32. COMPANY'S RIGHTS

32.1 Notwithstanding any provision of this Agreement, nothing in this Agreement shall impose any condition on the Company which the Company is not lawfully be able to carry out.

33. WAIVER

33.1 Any waiver of any breach of this Agreement shall not be deemed to apply to any succeeding breach of the provision or of any other provision of this Agreement. No failure to exercise and no delay in exercising on the part of any of the parties any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

34. ARBITRATION

34.1 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the International Arbitration Rules of the Singapore International Arbitration Centre ("SIAC") for the time being in force which rules are deemed to be incorporeated by reference in this clause. The Tribunal shall consist of one arbitrator to be mutually agreed between between the parties and if no agreement is reach within 14 days of any notice of arbitration being served, then any party may request the arbitration to be appointed by the Chairman of the SIAC.

35 GOVERNING LAW AND JURISDICTION

35.1 This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the laws of Singapore.

36 CONTRACTS (RIGHTS OF THIRD PARTIES) ACT CAP 53B

36.1 A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act Cap 53B

IN WITNESS WHEREOF the parties have duly executed this agreement as of the day and year first above written.

MIKOISHI (ASIA PACIFIC) PTE LTD

Per:______________________
Name:______________________
Title:______________________

CRYPTOLOGIC (ASIA PACIFIC) PTE. LTD.

Per:______________________
Name:______________________
Title:______________________

101 CAPITAL LIMITED

Per:______________________
Name:______________________
Title:______________________

EVSTER HOLDINGS LIMITED

Per:______________________
Name:______________________
Title:______________________

GOMAN HOLDINGS LIMITED

Per:______________________
Name:______________________
Title:______________________

GLOBAL SEED CAPITAL LLC

Per:________________________
Name:_______________________
Title:________________________

MACRO CHINA (HONG KONG) LIMITED

Per:________________________
Name:_______________________
Title:________________________

REAL TRADE INVESTMENTS LIMITED

Per:________________________
Name:_______________________
Title:________________________

UPSTREAM PIONEER FUND PTE. LTD.

Per:________________________
Name:_______________________
Title:________________________

SIGNED, SEALED AND DELIVERED In the presence of: ____________________ Witness	)))))	 ____________________ ALAN GIEBEL
SIGNED, SEALED AND DELIVERED In the presence of: ____________________ Witness	)))))	 ____________________ ALEX GOATCHER
SIGNED, SEALED AND DELIVERED In the presence of: ____________________ Witness	)))))	 ____________________ CHANG CHEE CHIN AMY
SIGNED, SEALED AND DELIVERED In the presence of: ____________________ Witness	)))))	 ____________________ GOH YEW LIN

SIGNED, SEALED AND DELIVERED In the presence of: _________________________ Witness	)))))	_________________________ GRAHAM STIMPSON
SIGNED, SEALED AND DELIVERED In the presence of: _________________________ Witness	)))))	_________________________ LEE SOON HIAN
SIGNED, SEALED AND DELIVERED In the presence of: _________________________ Witness	)))))	_________________________ LEONG CHAO SEONG
SIGNED, SEALED AND DELIVERED In the presence of: _________________________ Witness	)))))	_________________________ LEONG WAH KHEONG
SIGNED, SEALED AND DELIVERED In the presence of: _________________________ Witness	)))))	_________________________ LIM CHER KWANG

SIGNED, SEALED AND DELIVERED In the presence of: ____________________ Witness	)))))	 ____________________ MARK LAY
SIGNED, SEALED AND DELIVERED In the presence of: ____________________ Witness	)))))	 ____________________ MARK STEPHEN KNIGHT
SIGNED, SEALED AND DELIVERED In the presence of: ____________________ Witness	)))))	 ____________________ PHILIPS ANTHONY SANT
SIGNED, SEALED AND DELIVERED In the presence of: ____________________ Witness	)))))	 ____________________ ROBERT JOHN LEWIS
SIGNED, SEALED AND DELIVERED In the presence of: ____________________ Witness	)))))	 ____________________ TEO KHIAM CHONG
SIGNED, SEALED AND DELIVERED In the presence of: ____________________ Witness	)))))	 ____________________ ALAN WANG YU HUIE

SCHEDULE 1

Deed of Adherence

THIS DEED is made and delivered the day of [200]

BY [ ] of [ ]
("Transferee")

In favour of and for the benefit of each and all of the following (other than the Transferor):

(i) the parties to the Shareholders Agreement dated [ ] ("Agreement") made between [ ], [], [] ; and

(ii) all persons and corporations who are or subsequently become shareholders of Mikoishi (Asia Pacific) Pte Ltd ("Company")

WHEREAS:

(A) The parties tothe Agreement have agreed thereunder to, inter alia, regulate the affairs of the Company and their relationship as shareholders of the Company

(B) The Transferee is the transferee of [state number of shares and class of shares] shares in the issued share capital of the Company ("Transferred Shares") by virtue of the instrument(s) of transfer in respect thereof executed by [state the name of the Transferor] ("Transferor")

(C) It is a term of the Agreement that Transferee execute this Deed

NOW THIS DEED WITNESSES as follows.

1 In this Deed all references to the "Agreement" means the Agreement referred to in sub paragraph (i) above and included all amendments, additions and variations thereto agreed between the parties thereto as contained or evidenced by the following documents:

[state the documents (if any)]

2. The Transferee hereby covenants and agrees with each of the parties, persons and corporations in whose favour and for whose benefit this Deed is executed:

(a) that in consideration of an upon the registration in the Company's register of members the Transferee as the holder of the Transferred Shares, the Transferee will as from the date of the registration of the Transferee as holder of the Transferred Shares, observe and discharge all the terms and conditions of the Agreement which are applicable to it as a Shareholder (as defined in the Agreement) in all respects as if it has been a party thereto;

(b) that in the event that the Transferred Shares were transferred to the Transferee pursuant to Clause [ ] of the Agreement, the liability of the Transferee by virtue of this

Deed to each of the parties, persons or corporation (other than the Transferor) in whose favour and for whose benefit this Deed is executed shall be joint and several with the Transferor; and

(c) that this Deed is enforceable against the Transferee by any of the parties, persons or corporations in whose favour and for whose benefit this Deed is executed.

3. For the purposes of the Agreement, the contact details of the Transferee are:

Address:
Facsimile:
Attention:

4. Save as may be expressly provided in the Agreement, nothing in this Deed shall operate to release or discharge the Transferor from any of the Transferor's obligations and liabilities under the Agreement.

5. This Deed is governed by Singapore law.

IN WITNESS this Deed has been entered into on the date stated at the beginning of it.

[for individual Transferee]		
SIGNED as a deed by	)	
in the presence of :-	)	
	)	
______________________	)	______________________
Witness	)	Name:

[for corporation Transferee]		
The Common Seal of	)	
was hereunto affixed	)	______________________
in the presence of	)	Director
	)	
	)	______________________
	)	Director/Secretary
	)	

SCHEDULE 2

Existing Shareholders and Shareholdings

Name of Shareholder	Address	Number and class of Shares held
Alex Goatcher	122 Tanjong Rhu Road, #03-01, Singapore 436915	182,341 ordinary
Chang Chee Chin Amy	22 Greenview Crescent Singapore 289331	182,341 ordinary
101 Capital Limited	50 Raffles Place, 47th Floor Singapore Land Tower Singapore 048623	60,576 ordinary
Alan Wang Yu Huei	11White House Park Singapore 257631	50,000 ordinary
Goman Holdings Limited	Palm Grove House P.O. Box 438 Road Towm, Tortola British Virgin Islands Attn: Frank Brown	28,835 ordinary
Goh Yew Lin	15 Leedon Park Singapore 26789	28,835 ordinary
Upstream Pioneer Fund Pte. Ltd.	80 Raffles Place #32-01 UOB Plaza, Singapore 048624	28,020 ordinary
Realtrade Investments Limited	P.O. Box 957 Offshore Incorporation Centre Road Towm, Tortola British Virgin Islands	23,475 ordinary shares
Leong Wah Kheong	15 Tudor Close, Tudor Ten Singapore 297979	23,068 ordinary
Graham Stimpson	6 Brookvale Wale #01-01 Brookvale Park Singapore 599954	19,485** ordinary
Mark Lay	120 Tanjong Rju Road	12,011

	#15-02 Singapore 436904	ordinary
Macro Chinc (Hong Kong) Limited	Suite 6307, 63/F Central 18 Harbour Road, Wanchai, Hong Kong	11,737 ordinary
Leong Chao Seong	No. 36, Jalan SS2/68 43600 Petaling Jaya, Selangor, Darul Ehsan, Malaysia	11,522 ordinary
Lim Cher Kwang	13 Upper Boon Keng Road, #20-949, Singapore 380013	11,364 ordinary
Evster Holdings Limited	3825 W. 26 Avenue Vancouver BC V6S 1P3 Canada	8,868 ordinary
Global Seed Capital LLC	2 Brantwood Road Arlington MA 02476 USA Attn: Eric Gerritsen	8,868 ordinary
Alan Giebel	67 Sophia Road, #09-01 Sophia Crest, Singapore 228151	8,522 ordinary
Mark Stephen Knight	9 Hebron Road Hammersmith London W6 9PQ United Kingdom	6,435 ordinary
Robert John Lewis	21 Powis Terrace London W11 1JH United Kingdom	6,435 ordinary
Philip Anthony Sant	Vine House Vicarage Road London SW 14 8RS United Kingdom	6,435 ordinary
Lee Soon Hian	No 51 Jalan Tun Dr Ismail 30350 IPOH Peark Malaysia	5,761 ordinary

Teo Khiam Chong	648 Pasir Ris Drive 10, #12-50, Singapore 510648	5,000 ordinary
A further 120,000 shares have been allocated under an Employee Share Option Plan.		
TOTAL		**[729,934]**

** While Graham Stimpson is the beneficial owner of 19,485 shares, the Company's current share register shows him as being the registered owner of 16,891 shares. Once formalities of transfer currently in process have been completed, the remaining 2,594 shares will be similiarly listed in his name in the Company's share register.

SCHEDULE 3

Indebtedness of the Company to a Third Party
(if any)

MEANS THE FOUR (4) YEAR TERM LOAN GRANTED BY STANDARD CHARTERED BANK LIMITED IN CONNECTION WITH THE BLUNT FORCE TRAUMA PROJECT WHICH IS SECURED BY THE MDA LOAN GUARANTEE

SCHEDULE 4

CONVERTIBLE LOAN PAYMENTS AND SCHEDULE

Cryptologic Investment	Subscription / Convertible Loan Drawdown Amount (in S$)	Drawdown / Subscription Dates	% of shareholding on a Deemed Converted and Fully Diluted Basis	Closing Documents for 1st Investment and Performance Milestones for Future Advances
1st Investment	$ 6,120,000	30-Nov-07	12.7%*	- Shareholders Agreement dated 5th November 2007 signed by all Shareholders - Termination notice for Shareholders Agreement dated 29th September 2006 signed by all Existing Shareholders - Memorandum & Articles amended for Preference A Shares to be issued - Board resolution authorising issuance of Preference A Shares - Subscription and Allotment notices for Preference A Share completed - Management Contract to be executed - Preference A Share Certificates to be issued within 5 Business Days of cleared subscription monies received by Mikoishi
Future Advance # 1a	$ 3,468,000	2-Jun-08	7.2%*	Projected Quarter Revenue (Mar - May 08) : S$1.2M
Future Advance # 1b	$ 1,000,000		2.08%*	Projects launched by June 2008 : - Steam Iron Mobile 1 - Steam Iron Mobile 1 Expansion 1 - Dropcast
Future Advance #2	$ 2,417,000	1-Dec-08	5.02%*	Projected Quarter Revenue (Sep - Nov 08) : S$2.1M Projects launched by December 2008 : - Steam Iron Mobile 1 - Steam Iron Mobile 1 Expansion 1 - Steam Iron Mobile 1 Expansion 2 - Steam Iron Mobile 2 - New DS game - Dropcast
Total	$ 13,005,000		27%*	Conversion when 3 consecutive quarters of positive EBITDA

* The parties hereto acknowledge the existence of the ESOP, and the fact that of the 120,000 ordinary Shares allocated and reserved under the ESOP, as of the date hereof, 83,000 have been granted as stock options to employees of the Company. Notwithstanding anything herein contained, in the event that any stock options granted pursuant to the ESOP are converted into ordinary Shares of the Company (the "ESOP Shares"), the Company shall, contemporaneous with the issuance of the said ordinary Shares, issue to CryptoLogic, for no additional consideration or at a nominal consideration of S$1.00 for all such preference shares, such number of Preference A Shares as are required in order that the percentage of the overall equity of the Company held by CryptoLogic subsequent to the issuance of the subject ESOP Shares shall be identical to the percentage of the overall equity of the Company held by CryptoLogic immediately prior to the issuance of the subject ESOP Shares; it being expressly acknowledged and agreed that it is the intention of the parties hereto that the issuance of ESOP Shares shall not dilute the percentage shareholdings of CryptoLogic in the Company.

SCHEDULE 5

Conversion Notice

From: Cryptologic (Asia Pacific) Pte. Ltd.

To: Mikoishi (Asia Pacific) Pte Ltd

Date:

Dear Sirs,

I refer to the shareholders agreement (the "**Agreement**") dated 2007 made between ,amongst others, Mikoishi (Asia Pacific) Pte. Ltd. and Cryptologic (Asia Pacific) Pte. Ltd. Capitalised terms defined in the Agreement shall have the same meaning in this notice.

We hereby irrevocably give notice to convert the such amount of the Convertible Loan as specified below into fully paid Preference A Shares in accordance with the Agreement, such shares to be issued in the name of the Cryptologic (Asia Pacific) Pte. Ltd. and as specified below.

Amount of the Convertible Loan to be converted into: ____________________________

Number of Shares to be Issued ____________________________

Name in which Preference A Shares to be issued : ____________________________

Signature of Cryptologic: ____________________________

Yours faithfully

For and on behalf of
Cryptologic (Asia Pacific) Pte. Ltd.

This Agreement has been entered into on the date stated at the beginning of it.

Signed by

____

Authorised Signatory
For and on Behalf of
CRYPTOLOGIC (ASIA PACIFIC) PTE. LTD.

in the presence of

Name
Address
Occupation

Signed by

____

Authorised Signatory
For and on Behalf of
MIKOISHI (ASIA PACIFIC) PTE LTD

in the presence of

Name
Address
Occupation

Signed by

____

Authorised Signatory
For and on Behalf of
101 CAPITAL LIMITED

in the presence of

Name
Address
Occupation

Signed by

____

ALAN GIEBEL

in the presence of

Name
Address
Occupation

Signed by

____
ALEX GOATCHER

in the presence of

Name
Address
Occupation

Signed by

____
CHANG CHEE CHIN AMY

in the presence of

Name
Address
Occupation

Signed by

____
Authorised Signatory
For and on Behalf of
EVSTER HOLDING LIMITED

in the presence of

Name
Address
Occupation

Signed by

____
Authorised Signatory
For and on Behalf of
GOMAN HOLDINGS LIMITED

in the presence of

Name
Address
Occupation

Signed by

____

GOH YEW LIN

in the presence of

Name
Address
Occupation

Signed by

____

Authorised Signatory
For and on Behalf of
GLOBAL SEED CAPITAL LLC

in the presence of

Name
Address
Occupation

Signed by

____

GRAHAM STIMPSON

in the presence of

Name
Address
Occupation

Signed by

____

LEE SOON HIAN

in the presence of

Name
Address
Occupation

Signed by

LEONG CHAO SEONG

in the presence of

Name
Address
Occupation

Signed by

LEONG WAH KHEONG

in the presence of

Name
Address
Occupation

Signed by

LIM CHER KWANG

in the presence of

Name
Address
Occupation

Signed by

Authorised Signatory
For and on Behalf of
MACRO CHINA (HONG KONG) LIMITED

in the presence of

Name
Address
Occupation

Signed by

MARK LAY

in the presence of

Name
Address
Occupation

Signed by

____
MARK STEPHEN KNIGHT

in the presence of

Name
Address
Occupation

Signed by

____
PHILIP ANTHONY SANT

in the presence of

Name
Address
Occupation

Signed by

____
Authorised Signatory
For and on Behalf of
REALTRADE INVESTMENTS LIMITED

in the presence of

Name
Address
Occupation

Signed by

____
ROBERT JOHN LEWIS

in the presence of

Name
Address

Occupation

Signed by

____
TEO KHIAM CHONG

in the presence of

Name
Address
Occupation

Signed by

____
Authorised Signatory
For and on Behalf of
UPSTREAM PIONEER FUND PTE. LTD.

in the presence of

Name
Address
Occupation

Signed by

____
ALAN WANG YU HUEI

in the presence of

Name
Address
Occupation

SCHEDULE 6

PREFERENCE SHARE RIGHTS

The rights, privileges, conditions and restrictions of the Preference A Shares shall generally include the following:

Voting Rights
The holders of the Preference A Shares shall be entitled to receive notice of, to attend and to vote at all meetings of the shareholders of the Company on the basis of one vote for each Preference A Share held.

Liquidation Rights
In the event of a liquidation, dissolution, winding up of the Company or other distribution of the property or assets of the Company among its shareholders for the purpose of winding up its affairs, or a sale of all the shares of the Company, whether any of the foregoing are voluntary or involuntary, the holders of the Preference A Shares shall be entitled to receive out of the property and assets of the Company before any distribution to the holders of the ordinary shares or any other shares ranking after the Preference Shares, an amount equal to the Redemption Amount for all of the Preference A Shares held by such holder, and shall thereafter share in the remaining property and assets of the Company equally with the holders of the ordinary shares in the capital of the Company.

Additional Shares
Save as otherwise provided in the Agreement, the Company may not, without the prior written consent of all the other holders of the Preference A Shares, create or allow or issue any additional shares in the capital of the Company, such consent not to be unreasonably withheld.

Dividends
No dividend shall be declared or paid on any of the ordinary shares unless an equal or greater amount of dividends on a per share basis are concurrently declared and paid on the Preference A Shares.

Addendum

Specific actions required for completion of this Agreement:

1) Amend Memorandum and Articles of Association in order to create preference shares
2) Calculate the exact number of shares to be allotted to Cryptologic for the various stages of the investment up to 27%
3) This Agreement is is subject to all Existing Mikoishi's shareholders to sign off on this Agreement
4) This Agreement is subject to all Existing Shareholders signing the termination of the agreement dated 29 September 2006
5) Resolution to sign off on the issuance of preference shares
6) Management contracts to be executed